September 23, 2008

China BAK Battery, Inc.
BAK Industrial Park
No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen 518119
People’s Republic of China

Ladies and Gentlemen:

We have acted as special U.S. counsel to China BAK Battery, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration of an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) issuable pursuant to the China BAK Battery, Inc. Compensation Plan for Non-Employee Directors (the “Plan”).

This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission (the “Commission”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Plan; (iii) the resolutions adopted by the Board of Directors of the Company relating to the Shares and the Registration Statement; and (iv) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon and subject to the assumptions and limitations stated in this letter, it is our opinion that the Shares are duly authorized and, when (i) the Registration Statement related to the Shares becomes effective under the Securities Act of 1933, as amended, (ii) the Shares have been duly issued in accordance with the terms of the Plan upon receipt of the consideration to be paid therefor (assuming in each case the consideration received by the Company is at least equal to the par value of the Common Stock at such time), and (iii) the appropriate certificates representing the Shares (complying as to form with the bylaws of the Company and the General Corporation Law of the State of Nevada and bearing all necessary signatures and authentications) are duly countersigned and registered by the Company’s transfer agent/registrar and delivered in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial opinions interpreting such laws currently in effect.

We do not express any opinion with respect to the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Nevada be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ THELEN LLP